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                                                                     Exhibit 1.1


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

               (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                        OVERSEAS REGULATORY ANNOUNCEMENT
             SHARE REFORM PLAN APPROVED BY THE MINISTRY OF COMMERCE

This announcement is made by China Eastern Airlines Corporation Limited (the "COMPANY") pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

On 4 January 2007, the Company received from the Ministry of Commerce of the People's Republic of China an "Approval and Reply in relation to the Transfer of Shares of China Eastern Airlines Corporation Limited" (Shang Zi Pi No. [2006]
2551) pursuant to which the Company's share reform plan has been approved.

The Company will assist its controlling shareholder, China Eastern Air Holding Company, to implement the share reform plan as soon as possible.



                                       By order of the board of the directors of
                                                CHINA EASTERN AIRLINES
                                                  CORPORATION LIMITED
                                                      LUO ZHUPING
                                            Director and Company Secretary


The Company's directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
4 January 2007